Exhibit 10.34

OFFICER EMPLOYMENT AGREEMENT

This Officer Employment Agreement (“Agreement”) is amended and restated as of                  (“Effective Date”), and is by and between Caribou Biosciences, Inc., a Delaware corporation, having an address at 2929 7th Street, Suite 105, Berkeley, CA 94710 (the “Company”), and Steven B. Kanner, Ph.D. (the “Officer”).

WHEREAS, the Company and the Officer are parties to that certain Officer Employment Agreement dated June 30, 2017, as amended (the “Prior Agreement”) and the Company desires to continue to employ the Officer and the Officer desires to continue to be employed by the Company on the new terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

a. Term. The term of this Agreement shall commence on the Effective Date and continue until terminated in accordance with the provisions hereof (the “Term”).

b. Position and Duties. During the Term, the Officer shall serve as the Chief Scientific Officer of the Company, and shall have supervision and control over and responsibility for the day-to-day business and affairs of the Company as may from time to time be prescribed by the Company’s President and Chief Executive Officer of the Company, provided that such duties are consistent with the Officer’s position or other positions that they may hold from time to time. The Officer shall devote substantially all of their full working time and efforts to the business of the Company. Notwithstanding the foregoing, the Officer may serve on other boards of directors, with the approval of the Board, or sit on the governing boards of, or hold leadership positions related to community, charitable, academic, and religious activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Officer’s performance of their duties to the Company as provided in this Agreement.

2. Compensation and Related Matters.

a. Base Salary. During the Term, the Officer’s initial annual base salary shall be Four Hundred Forty Thousand Dollars ($440,000.00). The Officer’s base salary shall be reviewed from time to time by the Company’s Board of Directors (“Board”) or the Compensation Committee of the Board. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices.

b. Incentive Compensation. During the Term, the Officer shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. The Officer’s initial target annual incentive compensation shall be 40% of their Base Salary. Except as otherwise provided herein, to earn incentive compensation, the Officer must be employed by the Company on the day such incentive compensation is paid.

c. Company Benefits. The Officer shall be entitled to all benefits received by employees of the Company in accordance with the Company’s policies and plans.

3. Termination. During the Term, the Officer’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

a. Termination by the Company for Cause. The Company may terminate the Officer’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Officer constituting a material act of misconduct in connection with the performance of their duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary, and de minimis use of Company property for personal purposes; (ii) the commission by the Officer of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Officer that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if they were retained in their position; (iii) continued non-performance by the Officer of their duties hereunder (other than by reason of the Officer’s physical or mental illness, incapacity or disability) that has continued for more than 30 days following written notice of such non-performance from the Board; (iv) a material violation by the Officer of the Company’s written policies; or (v) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

b. Termination by the Company Without Cause. The Company may terminate the Officer’s employment hereunder at any time without Cause upon written notice of such termination (“Notice of Termination”). Any termination by the Company of the Officer’s employment under this Agreement which does not constitute a termination for Cause under Section 3(a) and does not result from the death or disability of the Officer under Section 3(d) or (e), respectively, shall be deemed a termination without Cause.

c. Termination by the Officer. The Officer may terminate their employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Officer has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Officer’s responsibilities, authority or duties; (ii) the assignment of duties to the Officer that are materially inconsistent with their position; (iii) a decrease of more than 10% of the Officer’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all officers of the Company; (iv) a change by the Company in the Company location at which the Officer performs their duties to a location that is more than 50 miles (driving distance) from the original location; or (v) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) the Officer reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Officer notifies the Company in writing of the first occurrence of the Good Reason condition within 30 days of the first occurrence of such condition; (iii) the Officer cooperates in good faith with the Company’s efforts, for a period of 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Officer terminates their employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

d. Death. The Officer’s employment hereunder shall terminate upon their death.

e. Disability. The Company may terminate the Officer’s employment if they are disabled and unable to perform the essential functions of the Officer’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period and the Company shall provide a Notice of Termination at that time. If any question shall arise as to whether during any period the Officer is disabled so as to be unable to perform the essential functions of the Officer’s then existing position or positions with or without reasonable accommodation, the Officer may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Officer or the Officer’s guardian has no reasonable objection as to whether the Officer is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Officer shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Officer shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Officer. Nothing in this Section 3(b) shall be construed to waive the Officer’s rights, if any, under existing federal and state law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101, et seq.

f. Notice of Termination. Except for termination as specified in Section 3(d), any termination of the Officer’s employment by the Company or any such termination by the Officer shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon.

g. Date of Termination. “Date of Termination” shall mean: (i) if the Officer’s employment is terminated by the Company for Cause under Section 3(a) or without Cause under Section 3(b) or on account of disability under Section 3(e), the date on which Notice of Termination is given; (ii) if the Officer’s employment is terminated by the Officer under Section 3(c) without Good Reason, 30 days after the date on which a Notice of Termination is given; (iii) if the Officer’s employment is terminated by the Officer under Section 3(c) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period; and (iv) if the Officer’s employment is terminated by their death, the date of their death. Notwithstanding the foregoing, in the event that the Officer gives a Notice of Termination to the Company under Section 3(c), the Company may unilaterally and solely at its own discretion accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement; provided, however, that in no event shall such accelerated Date of Termination be earlier than the date on which the Notice of Termination is delivered to the Company.

4. Compensation Upon Termination.

a. Termination Generally. If the Officer’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Officer (or to their authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements in accordance with Company policy, and unused vacation that accrued through the Date of Termination on or before the time required by law but in no event more than 30 days after the Officer’s Date of Termination; and (ii) any vested benefits the Officer may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

b. Termination by the Company Without Cause or by the Officer with Good Reason. During the Term, if the Officer’s employment is terminated by the Company without Cause as provided in Section 3(b), or the Officer terminates their employment for Good Reason as provided in Section 3(c), then the Company shall provide the Officer with the Accrued Benefit and the compensation and benefits set forth in this Section 4(b), the latter subject to the Officer signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property, and non-disparagement, in a form and manner satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release: (i) the Company shall pay the Officer an amount equal to 9 months of the Officer’s Base Salary (the “Severance Amount”); (ii) if the Officer (and their dependents, if applicable) was participating in the Company’s group health plans immediately prior to the Date of Termination and the Officer elects COBRA health continuation for their self (and their dependents, if applicable), then the Company shall pay for 9 months or the Officer’s COBRA health continuation period, whichever ends earlier, the COBRA health contribution that the Company would have made to provide health insurance to the Officer (and their dependents, if applicable) if the Officer had remained employed by the Company; provided, however, that the Company shall only be required to pay that percentage of dependent health insurance that the Company would be paying if the Officer had remained employed by the Company; (iii) 100% of the Officer’s unvested stock options and restricted stock outstanding as of the Effective Date, if any, shall become immediately vested, and immediately prior to the expiration of the three month post-termination exercise period for the stock options, such period will be extended so that the Officer shall have 12 months from the Date of Termination in which to exercise their stock options (regardless of any language to the contrary in any stock plan then in effect, but subject to the expiration date of the stock options); and (iv) the amounts payable under Sections 4(b)(i) and (ii) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 9 months commencing on the first regularly scheduled payroll date that is at least 30 days after the Date of Termination, provided that the Separation Agreement and Release becomes fully effective; provided, however, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

c. Change in Control. During the Term, if within 12 months after a Change in Control as defined herein, or within three months prior to a 409A Change in Control as defined herein, the

Officer’s employment is terminated by the Company without Cause as provided in Section 3(b) or the Officer terminates their employment for Good Reason as provided in Section 3(c), then, subject to the signing of the Separation Agreement and Release by the Officer and the Separation Agreement and Release becoming fully effective all within the time frame set forth in the Separation Agreement and Release, the Officer shall receive the benefits set forth in Section 4(b)(i), (ii), and (iii) and 100% of the Officer’s then unvested stock options and time-based restricted stock shall become immediately vested; provided, however, that the number of months of base salary and benefits continuation in Sections 4(b)(i) and (ii) shall be increased to 12 months and the Officer shall also be provided with one times their target bonus amount for the year in which the Date of Termination occurs, which target bonus amount is payable in a lump sum on the first regularly scheduled payroll date that is at least 30 days following the Date of Termination or, if the Officer’s employment was terminated within three months prior to a 409A Change in Control, upon the 409A Change in Control; provided, further that notwithstanding the language in Section 4(b)(iv), if the Change in Control is a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets under Section 409A of the Code (a “409A Change in Control), then the Severance Amount set forth in Section 4(b)(i) shall be payable as a lump sum on the first regularly scheduled payroll date that is at least 30 days following the Date of Termination, subject to the Separation Agreement and Release having become fully effective (for clarity, the COBRA payments set forth in Section 4(b)(ii) shall be paid in accordance with Section 4(b)(iv)) or, if the Officer’s employment was terminated within three months prior to a 409A Change in Control, upon the 409A Change in Control. For purposes of this Section 4(c), “Change in Control” shall mean any of the following: (i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or (ii) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iii) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50% of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company. Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50% or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50% or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred.

5. Additional Limitations and Section 409A.

a. Additional Limitations. Notwithstanding anything to the contrary in this Agreement, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Officer, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Officer becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Officer receiving a higher After Tax Amount (as defined below) than the Officer would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c). For purposes of this Section 5(a), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Officer as a result of the Officer’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Officer shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Officer within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Officer. Any determination by the Accounting Firm shall be binding upon the Company and the Officer.

b. Section 409A. Notwithstanding anything to the contrary in this Agreement, if at the time of the Officer’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Officer is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Officer becomes entitled to under this Agreement on account of the Officer’s separation from service would be considered deferred compensation otherwise subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) 6 months and one day after the Officer’s separation from service or (B) the Officer’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Officer during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Officer’s termination of employment, then such payments or benefits shall be payable only upon the Officer’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to the Officer or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section 409A.

6. Litigation and Regulatory Cooperation. During and after the Term, the Officer shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while the Officer was employed by the Company. The Officer’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Term, the Officer also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Officer was employed by the Company. The Company shall reimburse the Officer for any reasonable out-of-pocket expenses incurred in connection with the Officer’s performance of obligations pursuant to this Section 6 and, after their employment with the Company terminates, the Officer may be entitled for reasonable compensation for their time.

For the avoidance of doubt, nothing in this Agreement shall be interpreted or applied to prohibit the Officer from making any good faith report to any governmental agency or other governmental entity concerning any act or omission that the Officer reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation.

7. Relief. The Officer agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Officer of this Agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Officer agrees that if the Officer breaches, or proposes to breach, this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company. In addition, in the event the Officer breaches the Confidential Information and Invention Assignment Agreement, effective as of September 9, 2020, by and between the Company and the Officer (“CIIA”), during a period when they are receiving severance payments pursuant to Section 4(b) or (c), the Company shall have the right to suspend or terminate such severance payments. Such suspension or termination shall not limit the Company’s other options with respect to relief for such breach and shall not relieve the Officer of their duties under this Agreement.

8. Governing Law and Jurisdiction. This Agreement shall be governed by the laws of the State of California, and the parties hereby consent to the jurisdiction of the state and federal courts in the State of California.

9. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including the Prior Agreement, with the sole exception of the CIIA and the Indemnification Agreement, dated June 30, 2017, both by and between the Company and the Officer. If there are any conflicts between the terms and conditions of the CIIA and this Agreement, the terms and conditions of this Agreement shall govern.

10. Successor to the Officer. This Agreement shall inure to the benefit of and be enforceable by the Officer’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Officer’s death after their termination of employment but prior to the completion by the Company of all payments due them under this Agreement, the Company shall continue such payments to the Officer’s beneficiary designated in writing to the Company prior to their death (or to their estate, if the Officer fails to make such designation).

11. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Officer’s employment to the extent necessary to effectuate the terms contained herein.

13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Officer at the last address the Officer has filed in writing with the Company or, in the case of the Company, at the address set forth above to the President and Chief Executive Officer with a copy to legalnotices@cariboubio.com; provided that if the Officer providing notice is the President and Chief Executive Officer, they are not required to provide notice to themself but instead shall provide written notice to the Chief Legal Officer.

15. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Officer and by a duly authorized representative of the Company.

16. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Caribou Biosciences, Inc.	Steven B. Kanner, Ph.D.

By:	By:

Name: Title:	Rachel E. Haurwitz, Ph.D. President and CEO